EXHIBIT 2.1
                                                                     -----------

                                 FIRST AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                                     BETWEEN
                             SEMOTUS SOLUTIONS, INC.
                                       AND
                                 CITYTALK, INC.


This FIRST AMENDMENT is to modify certain terms and conditions to that certain Agreement and Plan of Reorganization (the "Agreement") by and between SEMOTUS SOLUTIONS, INC. ("SEMOTUS") and CITYTALK, INC. dated November 10, 2006.

The parties hereto agree to amend the following terms to the Agreement as hereinafter provided, effective as of January 3, 2007.

Section 2.3 Amendment to Articles of Incorporation. The Articles of Incorporation of Semotus shall be amended prior to the Closing to increase the number of authorized common shares from 150,000,000 common shares to 1,500,000,000 common shares

5.1 (a) conclude the financing arrangements, so that an agreement to invest at least sixty million dollars ($60,000,000) into the Surviving Corporation is duly authorized, executed and delivered within NINETY days after the execution of this Agreement, and will be valid, legally binding and enforceable against THE INVESTORS, concurrent upon the Closing

7.1(e) by either Semotus or Citytalk, if the Merger shall not have been consummated on or before MARCH 31, 2007, provided that the right to terminate this Agreement pursuant to this clause (a) (ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in, or has been the cause of a or a substantial cause of, the failure of the Merger to be consummated on or before such date, and provider further that if the Merger has not been consummated on or before MARCH 31, 2007 solely or primarily as a result of the failure of the conditions set forth in Sections 6.1(e) or 6.2(f) to be satisfied or waived, any party, by written notice to each other party, may extend such date up to MAY 1, 2007.

Except as herein modified, all the terms and conditions of the above referenced Agreement, Schedules and Exhibits shall remain in full force and effect. In the event of any conflict between the Amendment and the Agreement, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Addendum as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of the Amendment on the day, month and year first written above.


CITYTALK, INC.                                    SEMOTUS SOLUTIONS, INC.


BY: /S/ STEVE KEAVENEY                            BY: /S/ ANTHONY N. LAPINE

NAME: STEVE KEAVENEY                              NAME: ANTHONY N. LAPINE

TITLE: PRESIDENT                                  TITLE: CHIEF EXECUTIVE OFFICER























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